May 17, 2006

OLD MUTUAL ADVISOR FUNDS

Old Mutual Asset Allocation Conservative Portfolio

Old Mutual Asset Allocation Moderate Growth Portfolio

Old Mutual Asset Allocation Growth Portfolio

THE MEETING OF SHAREHOLDERS SCHEDULED FOR

May 12, 2006 HAS BEEN ADJOURNED TO JUNE 16, 2006.

Dear Shareholder:

We are asking for your help on an important matter affecting your investment(s) with Old Mutual Advisor Funds. Our records indicate that you have not yet cast your vote for the proposals described in the proxy statement dated March 27, 2006 and considered at the shareholder meeting held on May 12, 2006 (the “Meeting”). Due to voting by fewer than the required number of shareholders, the Meeting has been adjourned to June 16, 2006 at 10:00 a.m. Mountain Time, and will be held at the offices of Old Mutual Capital, Inc., 4643 South Ulster Street, Suite 600, Denver, Colorado 80237. It is very important for you to vote your shares no matter the size of your investment.

As a shareholder in one or more of the above listed Funds, you are being asked to approve sub-advisory agreements between Old Mutual Capital, Inc. and Copper Rock Capital Partners, LLC, Ibbotson Associates Advisors, LLC and Thompson Horstmann & Bryant, Inc. After careful consideration, the Board of Trustees of the Trust, including the independent Trustees, recommends that you vote “FOR” each of the proposals. If you should have any questions about these proposals or would like another copy of the proxy statement, please call 1-800-761-6521.

For your convenience, we have set-up the methods below to cast your vote and we strongly encourage you to vote your shares today. Voting is easy. You may utilize one of the following options to ensure that your vote is promptly recorded in time for the adjourned meeting.

TOUCHTONE/TELEPHONE:	To vote by touchtone, call toll free 1-866-437-4714 and follow the recorded instructions. If you should wish to speak to a representative when casting your vote, please call toll free 1-800-761-6521.

INTERNET:	Vote on the Internet at www.myproxyonline.com and follow the on-screen instructions. Please be sure to have the enclosed proxy card(s) available at the time you plan on voting.

MAIL:	Please vote, sign and date the proxy and return the proxy in the postage paid envelope provided.

PLEASE VOTE YOUR SHARES TODAY

Again, if you should any questions regarding the proxy information or the execution of your vote, please call 1-800-761-6521.

Thank you for your time and consideration.

_________________________________________________________________________________________________________

Distributor: Old Mutual Investment Partners, Member NASD, SIPC

D-06-266 05/2006